UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              REGEN BIOLOGICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    75884M104
                                 (CUSIP Number)

                                NOVEMBER 30, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 75884M104                                     13G/A                             Page 2 of 6 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                 2,603,512
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               1,529,797
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                            2,603,512
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           1,601,221
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      4,204,733
--------- ---------------------------------------------------------------------------- -------------------------------
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    4.04 %
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------

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CUSIP No. 75884M104                                      13G/A                             Page 3 of 6 Pages
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ITEM 1.
        (a)  Name of Issuer: REGEN BIOLOGICS, INC.

                                                              509 COMMERCE STREET
                                                              FIRST FLOOR, EAST WING
        (b)  Address of Issuer's Principal Executive Offices: FRANKLIN LAKES, NJ 07417

ITEM 2.
        (a)  Name of Person Filing: NEIL GAGNON

        (b)  Address of Principal Business Office or, if none, Residence:
                                                              1370 AVE. OF THE AMERICAS,
                                                              SUITE 2400
                                                              NEW YORK, NY 10019
        (c)  Citizenship: US

        (d)  Title of Class of Securities: COMMON STOCK

        (e)  CUSIP Number: 75884M104


ITEM  3.    IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ]  Investment  company  registered  under section 8 of the Investment  Company Act of 1940
                 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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CUSIP No. 75884M104                                      13G/A                             Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                            As of November 30, 2007, Neil Gagnon
                                            beneficially owned 4,204,733 shares
                                            of Common Stock of Regeneration
                                            Technologies, Inc., which amount
                                            includes (i) 2,275,000 shares
                                            beneficially owned by Mr. Gagnon
                                            over which he has sole voting power
                                            and sole dispositive power; (ii)
                                            981,370 shares beneficially owned by
                                            Lois Gagnon, Mr. Gagnon's wife, over
                                            which he has shared voting power and
                                            shared dispositive power; (iii)
                                            294,118 shares held by the Lois E.
                                            and Neil E. Gagnon Foundation (the
                                            "Foundation"), of which Mr. Gagnon
                                            is a trustee and over which he has
                                            shared voting power and shared
                                            dispositive power; (iv) 254,309
                                            shares held by the Gagnon Family
                                            Limited Partnership (the
                                            "Partnership") of which Mr. Gagnon
                                            is a partner and over which he has
     (a)     Amount beneficially owned:     shared voting power and shared
                                            dispositive power; (v) 71,424 shares
                                            held by the Gagnon Grandchildren
                                            Trust (the "Trust") over which Mr.
                                            Gagnon has shared dispositive power
                                            but no voting power; (vi) 321,462
                                            shares held by four hedge funds
                                            (collectively, the "Funds"), of
                                            which Mr. Gagnon is either the
                                            principal executive officer of the
                                            manager or the managing member of a
                                            member of the general partner or the
                                            managing member and over which he
                                            has sole dispositive power and sole
                                            voting power; and (vii) 7,050 shares
                                            held by the Gagnon Securities LLC
                                            Profit Sharing Plan and Trust (the
                                            "Plan") of which Mr. Gagnon is a
                                            Trustee and over which Mr. Gagnon
                                            has sole dispositive power and sole
                                            voting power.

                                            4.04% beneficially owned by Mr.
                                            Gagnon. Calculation of percentage of
                                            beneficial ownership is based on
     (b)     Percent of class:              104,076,415 shares of Issuer's
                                            Common Stock outstanding as of
                                            November 2, 2007 as reported on the
                                            Issuer's Form 10-Q for the quarterly
                                            period ended September 30, 2007.


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CUSIP No. 75884M104                                      13G/A                             Page 5 of 6 Pages
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     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote:
                                                                                                             2,603,512
                   (ii) Shared power to vote or to direct the vote:
                                                                                                             1,529,797
                  (iii) Sole power to dispose or to direct the disposition
                            of:                                                                              2,603,512
                   (iv) Shared  power to dispose or to direct the  disposition
                            of:                                                                              1,601,221

ITEM 5-9         Not Applicable

Filing of this statement by Mr. Gagnon shall not bee deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common Stock of the Issuer.


ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the
     (a) purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 75884M104                                      13G/A                            Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DECEMBER 13, 2007
-----------------
Date
/S/ NEIL GAGNON
---------------
Signature

NEIL GAGNON
-----------
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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